

October 11, 2007

FLORIDA DEPARTMENT OF STATE
Division of Corporations

ENER1, INC.
500 W CYPRESS CREEK RD.
SUITE 100
FT LAUDERDALE, FL 33309US

Re: Document Number H36296

The Articles of Amendment to the Articles of Incorporation for ENER1, INC., a Florida corporation, were filed on October 10, 2007.

The certification requested is enclosed. To be official, the certification for a certified copy must be attached to the original document that was electronically submitted and filed under FAX audit number H07000251762.

Should you have any question regarding this matter, please telephone (850) 245-6050, the Amendment Filing Section.

Pamela Smith
Regulatory Specialist II
Division of Corporations

Letter Number: 507A00059815

State of Florida

Department of State

I certify the attached is a true and correct copy of the Articles of Amendment, filed on October 10, 2007, to Articles of Incorporation for ENER1, INC., a Florida corporation, as shown by the records of this office.

I further certify the document was electronically received under FAX audit number H07000251762. This certificate is issued in accordance with section 15.16, Florida Statutes, and authenticated by the code noted below.

The document number of this corporation is H36296.

Authentication Code: 507A00059815-101107-H36296 -1/1

Given under my hand and the Great Seal of the State of Florida, at Tallahassee, the Capital, this the Eleventh day of October, 2007

Kurt S. Browning
Secretary of State

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

ENER1, INC.

Amendment to the Certificate of Designations

Series B Preferred Stock

Pursuant to Section 607.1006 of the Florida Business Corporation Act, the undersigned, being the Chief Financial Officer of ENER1, Inc., a Florida corporation (the "Corporation") bearing document number H36296 hereby certifies:

FIRST: On October 18, 2004, the Corporation filed an Amendment to its Articles of Incorporation (the "Series B Designation") to create a series of the class of the Corporation's authorized preferred stock designated as Series B Convertible Preferred Stock (the "Series B Preferred Stock").

SECOND: On October 4, 2007, the Corporation entered into an agreement with the holders of the Series B Preferred Stock to amend the Series B Designation to provide that (a) the Series B Stock may be converted at the option of the holder thereof into shares of common stock, par value $0.01 per share, of the Corporation (the "Common Stock"); and (b) the Corporation may elect to cause the conversion of the Series B Stock into Common Stock as of 11:59 p.m. on December 31, 2007.

THIRD: On August 24, 2007, the Board of Directors of the Corporation authorized an amendment to the Articles of Incorporation to amend and restate the relevant provisions of the Series B Designation.

Accordingly, Section 6 of the Series B Designation, filed as an Amendment to the Articles of Incorporation of the Corporation on October 18, 2004, is deleted in its entirety and replaced with the following:

6. <u>Conversion.</u>

(a) Subject to Sections 6(h) and (i) below, the holder of any share or shares of Series B Preferred Stock shall have the right, at its option, exercisable at any time, to convert any such shares of Series B Preferred Stock and any portion of any accrued and unpaid dividends on such Series B Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock of the Corporation as is obtained by (i) multiplying the number of shares of Series B Preferred Stock so to

be converted by the Liquidation Value, and (ii) dividing the result by $0.40 (the "Conversion Price"). Such rights of conversion shall be exercised by the holder thereof by giving written notice to the Corporation (the "Conversion Notice") that the holder elects to convert a stated number of shares of Series B Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series B Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

(b) The Corporation may elect at any time prior to December 31, 2007, by giving written notice thereof to the holders of Series B Preferred Stock, that each share of Series B Preferred Stock outstanding as of 11:59 p.m. on December 31, 2007, as well as all accrued and unpaid dividends on such Series B Preferred Stock, shall automatically be converted (an "Automatic Conversion") as of 11:59 p.m. on December 31, 2007, without the requirement for any action by a holder of Series B Preferred Stock or the Corporation, into shares of Common Stock at the Conversion Price. Notwithstanding the Corporation's election to cause an Automatic Conversion, if a holder of Series B Preferred Stock delivers a Conversion Notice to the Corporation before December 31, 2007, the shares of Series B Preferred Stock subject to such Conversion Notice shall be converted in accordance with such Conversion Notice.

(c) Promptly after the delivery of a Conversion Notice and surrender of the certificate or certificates for the shares of Series B Preferred Stock to be converted (or, if any such certificate has been lost or destroyed, delivery to the Corporation of evidence of such loss or destruction and indemnity or security reasonably satisfactory to it), the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series B Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected on the date on which such Conversion Notice shall have been delivered to the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid (or, with respect to a lost or destroyed certificate, such evidence and indemnity or security shall have been delivered) (the "Conversion Date"), and at such time the rights of the holder of such shares of Series B Preferred Stock shall cease, and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby. In the event of an Automatic Conversion, the Conversion Date shall be December 31, 2007.

(d) In case the number of shares of Series B Preferred Stock represented by the certificate or certificates surrendered for conversion pursuant hereto exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series B Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.

(e) No fractional shares shall be issued upon conversion of Series B Preferred Stock and/or any accrued and unpaid dividends thereon into Common Stock. If any fractional share of Common Stock would, except for the provisions of the first sentence of this paragraph, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Series B Preferred Stock for conversion an amount in cash equal to the market price of such fractional share on the date such conversion is effected as determined in good faith by the Board of Directors of the Corporation.

(f) In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

(g) If any capital reorganization, reclassification, recapitalization, consolidation, merger, sale of all or substantially all of the Corporation's assets or other similar transaction (any such transaction being referred to herein as an "Organic Change") shall be effected in such a way that holders of Common Stock shall be entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such Organic Change, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series B Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of or in addition to, as the case may be, the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series B Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such Organic Change not taken place, and in any case of a reorganization or reclassification only, appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

(h) Notwithstanding anything herein to the contrary, a holder of Series B Preferred Stock shall not be entitled to submit a Conversion Notice and elect to convert shares of Series B Preferred Stock into Common Stock unless the holder has elected to convert either (a) all of the shares of Series B Preferred Stock then held by such holder or (b) a number of shares of Series B Preferred Stock with an aggregate Liquidation Value of $3,000,000 or more.

(i) In no event shall a holder of Series B Preferred Stock be permitted to convert any shares of Series B Preferred Stock if, upon such conversion, (x) the number of shares of Common Stock to be issued pursuant to such conversion plus (y) the number of shares of Common Stock beneficially owned by such holder would exceed 4.99% of the number of shares of Common Stock then issued and outstanding, it being the intent of the Corporation and the holders of Series B Preferred Stock that no holder of Series B Preferred Stock shall be deemed at any time to have the power to vote or dispose of greater than 4.99% of the number of shares of Common Stock issued and outstanding at any time. As used herein, "beneficial ownership" shall be determined in accordance with Section 13(d) of the U.S. Securities Exchange Act of 1934, as amended. To the extent that the limitation contained in this Section 6(i) applies (and without limiting any rights the Corporation may otherwise have), the Corporation may rely on a holder's determination of whether shares of Series B Preferred Stock are convertible pursuant to the terms hereof and the Corporation shall have no obligation whatsoever to verify or confirm the accuracy of such determination. The holders of Common Stock are to be deemed third-party beneficiaries of the limitation imposed hereby and, accordingly, this Section 6(i) may not be amended without the consent of the holders of a majority of the shares of Common Stock then outstanding; *provided, however*, that (i) each holder of Series B Preferred Stock shall have the right, upon sixty (60) days' prior written notice to the Corporation, to waive the provisions of this Section 6(i) as to all or any part of the Series B Preferred Stock held by such holder and (ii) the provisions of this Section 6(i) shall cease to apply in the event of an Automatic Conversion, in either such case without obtaining such consent.

All of the remaining terms and conditions of the Series B Designation, as amended, and except as modified hereby, shall remain in full force and effect. To the extent of any inconsistency between the terms and provisions of this Amendment and the terms of the Series B Designation, as amended, the terms of this Amendment shall supersede and control to the extent of such inconsistency.

The foregoing Amendment was adopted by the Board of Directors of the Corporation pursuant to the Florida Business Corporation Act and by all of the holders of the Series B Preferred Stock pursuant to an Agreement dated August 14, 2007; therefore, the number of votes cast for this Amendment to the Corporation's Articles of Incorporation was sufficient for approval.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized officer this 10th day of October, 2007

ENER1, INC.

By: ______________________
Name: Ajit Habbu
Title: Chief Financial Officer

Florida Department of State

Division of Corporations
Public Access System

Electronic Filing Cover Sheet

Note: Please print this page and use it as a cover sheet. Type the fax audit number (shown below) on the top and bottom of all pages of the document.

(((H07000251762 3)))

H070002517623ABC/

Note: DO NOT hit the REFRESH/RELOAD button on your browser from this page. Doing so will generate another cover sheet.

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To:
     Division of Corporations
     Fax Number       : (850)617-6380

From:
     Account Name     : ARNSTEIN & LEHR LLP
     Account Number   : I20060000021
     Phone            : (954)713-7633
     Fax Number       : (954)713-7733
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COR AMND/RESTATE/CORRECT OR O/D RESIGN

ENER1, INC.

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